NANOMINERALS CORP.
P.O. Box 530696
Henderson, NV  89053

CONSENT OF GEOLOGICAL CONSULTANT

We hereby consent to the inclusion and incorporation by reference by Searchlight Minerals Corp. in connection with the Registration Statement on Form S-8 to be filed with the United States Securities and Exchange Commission (the “Registration Statement”), of our findings and results related to our work on the Clarkdale Slag Project which appears in the Annual Report on Form 10-K for the year ended December 31, 2009 of Searchlight Minerals Corp.  We concur with the discussion and summary of our work as it appears in such Annual Report and consent to our being named as an expert in the Registration Statement.

NANOMINERALS CORP.

By:	/s/ Charles A. Ager
Dr. Charles A. Ager
President

Dated: October 18, 2010